Exhibit 99.1

CONSENT OF HOWE BARNES HOEFER & ARNETT, INC.

June 28, 2007

Prosperity Bancshares, Inc.

4295 San Filipe

Houston, Texas 77027

Re:Proxy Statement/Prospectus of Prosperity Bancshares, Inc.

and Amendment No. 1 to Registration Statement on Form S-4 of

Prosperity Bancshares, Inc.

Ladies and Gentlemen:

We hereby consent to the use of our name and to the description of our opinion, dated June 28, 2007, under the caption “Opinion of the Bank’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix B, to the Proxy Statement/Prospectus of Prosperity Bancshares, Inc., which Proxy Statement/Prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Prosperity Bancshares, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

HOWE BARNES HOEFER & ARNETT, INC.

By	/s/ Matthew C. Boba
Matthew C. Boba
Executive Vice President and General Counsel